As filed with the Securities and Exchange Commission on June 18, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Wave Systems Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

13-3477246
(I.R.S. Employer Identification No.)

480 Pleasant Street
Lee, Massachusetts 01238
(413) 243-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

WAVE SYSTEMS CORP.
2015 Long-Term Incentive Plan
(Full Title of the Plan)

William Solms
Chief Executive Officer
Wave Systems Corp.
480 Pleasant Street
Lee, Massachusetts 01238
(Name and Address of Agent for Service)

(413) 243-1600
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Neil W. Townsend, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-0699
212-728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, $0.01 par value......	6,357,371	$4,132,292	$0.65	$480.17

(1)
Represents the maximum number shares of Wave Systems Corp. (the “Registrant”) Class A common stock (the “Class A Common Stock”) reserved for issuance under the Wave Systems Corp. 2015 Long-Term Incentive Plan (the “Plan”), which includes 2,457,371 shares of Class A Common Stock that were previously authorized for issuance under the Amended and Restated 1994 Employee Stock Option Plan, as amended, and the Amended and Restated 1994 Non-Employee Directors Stock Option Plan, as amended (collectively, the “Prior Plans”) that were not issued and were not subject to outstanding awards as of April 24, 2015 and 2,400,000 shares of Class A Common Stock, representing an estimate of shares of Class A Common Stock that may be issued under the Plan as a result of awards outstanding under the Prior Plans that expire or are canceled, forfeited, settled in cash or otherwise terminated without delivery to the grantee of the full number of shares to which the award related. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered and sold under the Plan as a result of certain future corporate transactions or events, including a stock split, stock dividend, merger, recapitalization, reorganization, or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the Class A Common Stock reported on the Nasdaq Capital Market on June 15, 2015.

EXPLANATORY NOTE
On June 18, 2015, at the 2015 Annual Meeting of Stockholders of Wave Systems Corp., a Delaware corporation (the “Registrant”), the Registrant’s stockholders approved the Wave Systems Corp. 2015 Long-Term Incentive Plan (the “Plan”), which the Registrant’s Board of Directors had previously approved, subject to such stockholder approval. The Plan provides, among other things, that a maximum of 6,357,371 shares of the Registrant’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) is reserved for issuance under the Plan (subject to equitable adjustment in the event of a change in the Registrant’s capitalization), which includes 2,457,371 shares of the Registrant’s Class A Common Stock that were previously authorized to be issued under and that, as of April 24, 2015, that were not issued and were not subject to outstanding awards granted under, the Amended and Restated 1994 Employee Stock Option Plan, as amended, and the Amended and Restated 1994 Non-Employee Directors Stock Option Plan, as amended (the “Prior Plans”) and 2,400,000 shares of the Registrant’s Class A Common Stock, representing an estimate of shares of Class A Common Stock that may be issued under the Plan as a result of awards outstanding under the Prior Plans that expire or are canceled, forfeited, settled in cash or otherwise terminated without delivery to the grantee of the full number of shares to which the award related. Upon stockholder approval of the Plan, the Prior Plans were suspended and no additional awards will be made under the Prior Plans. This Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Registrant to register 6,357,371 shares of the Company’s Class A Common Stock, which may be issued under the Plan.
Concurrently with this Registration Statement, the Registrant is filing post-effective amendments to prior Registration Statements (File Nos. 333-194769, 333-178128, 333-164320, 333-144139, 333-69041, 333-11611, and 33-97612 and File Nos. 333-144147, 333-68911 and 333-11609) to remove from registration the shares that remained available for grant under the Prior Plans, which remains in effect only with respect to previously granted awards.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement are omitted from this Registration Statement and have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). The Registrant is not filing these documents with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents, which have been previously filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 9, 2015;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Commission on May 1, 2015;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 30, 2015 and May 27, 2015, respectively; and

•	The description of the Class A Common Stock contained in the Registrant’s registration statement on Form 8-A.

In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that reports and other documents, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.
Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
ITEM 4. Description of Securities.
Not applicable.
ITEM 5. Interest of Named Experts and Counsel.
Not applicable.
ITEM 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein. The Registrant’s Restated Certificate of Incorporation and Restated By-laws provide for indemnification of its officers and directors and certain other persons against liabilities and expenses incurred by any of them to the fullest extent authorized by the Delaware General Corporation Law.
The Restated Certificate of Incorporation authorizes the Registrant to obligate itself to indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters to the fullest extent provided by Section 145 of the Delaware General Corporation Law. In addition, the Restated Certificate of Incorporation states that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director, in addition to the limitations on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.
The Restated By-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. If a claim is not paid in full by the Registrant within sixty days after a written claim has been received, the claimant may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim.
We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
Reference is made to the attached Exhibit Index, which is incorporated by reference herein.
Item 9. Undertakings
The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lee, Commonwealth of Massachusetts, on this 18 day of June, 2015.

WAVE SYSTEMS CORP.

By:	/s/ WILLIAM M. SOLMS

	Name:	William M. Solms
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
We, the undersigned officers and directors of the Registrant, hereby severally constitute and appoint William M. Solms and Walter A. Shephard and each of them singly, our true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, this Registration Statement and any and all post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact or any of them, to said Registration Statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ WILLIAM M. SOLMS	President, Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2015
William M. Solms

/s/ WALTER A SHEPHARD	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer and Duly Authorized Officer of the Registrant	June 18, 2015
Walter A. Shephard

/s/ DAVID CÔTÉ	Director	June 18, 2015
David Côté

/s/ NOLAN BUSHNELL	Director	June 18, 2015
Nolan Bushnell

/s/ R. STEPHEN CHEHEYL	Director	June 18, 2015
R. Stephen Cheheyl

/s/ LORRAINE HARITON	Director	June 18, 2015
Lorraine Hariton

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Willkie Farr & Gallagher LLP.
23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP, independent registered public accounting firm.
24.1	Power of Attorney (included in signature page to Registration Statement).
99.1	Wave Systems Corp. 2015 Long-Term Incentive Plan (incorporated) by reference to Appendix A to the Proxy Statement (DEF 14A) filed with the Securities and Exchange Commission on April 30, 2015).